Filed Pursuant to Rule 424(b)(7)
Registration No. 333-202054

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 12, 2015)

6,000,000 Shares

Rice Energy Inc.

Common Stock

All of the shares of common stock offered by this prospectus supplement are being sold by NGP Rice Holdings LLC (the “selling stockholder”). We will not receive any of the proceeds from this offering.

Our common stock is listed on the New York Stock Exchange under the symbol “RICE.” The last reported sales price of our common stock on the New York Stock Exchange on May 11, 2015 was $24.46 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and beginning on page 5 of the accompanying base prospectus.

	Per Share of Common Stock	Total
Public offering price	$24.20	$145,200,000
Underwriting discount	$0.21	$1,260,000
Proceeds, before expenses, to the selling stockholder	$23.99	$143,940,000

The selling stockholder has granted the underwriters the option to purchase up to 900,000 additional shares of common stock on the same terms and conditions set forth above within 30 days from the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock on or about May 15, 2015.

Goldman, Sachs & Co.	Citigroup

Prospectus Supplement dated May 12, 2015.

Prospectus Supplement

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of common stock. We, the selling stockholder and the underwriters have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We and the selling stockholder are not, and the underwriters are not, making an offer to sell common stock in any jurisdiction where an offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

None of Rice Energy Inc., the selling stockholder, the underwriters or any of their respective representatives is making any representation to you regarding the legality of an investment in our common stock by you under applicable laws. You should consult your own legal, tax and business advisors regarding an investment in our common stock. Information in this prospectus supplement and the accompanying base prospectus is not legal, tax or business advice to any prospective investor.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock. The second part is the base prospectus, which gives more general information, some of which may not apply to this offering of common stock. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about the common stock offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Where You Can Find More Information” on page S-23 of this prospectus supplement.

Industry and Market Data

The market data and certain other statistical information included in or incorporated by reference into this prospectus are based on independent industry publications, government publications and other published independent sources. Some data is also based on our good faith estimates. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the underwriters have independently verified the accuracy or completeness of this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors” herein and also incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2014. These and other factors could cause results to differ materially from those expressed in these publications.

Trademarks and Trade Names

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This offering memorandum may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this offering memorandum is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this offering memorandum may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and income/losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus and the documents incorporated by reference herein, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements,

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although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the headings “Risk Factors” included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, all of which are incorporated by reference in this prospectus, and any risk factors included in an applicable prospectus supplement. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.

Forward-looking statements may include statements about our:

•	business strategy;

•	reserves;

•	financial strategy, liquidity and capital required for our development program;

•	realized natural gas, natural gas liquid (“NGL”) and oil prices;

•	timing and amount of future production of natural gas, NGLs and oil;

•	hedging strategy and results;

•	future drilling plans;

•	competition and government regulations;

•	pending legal or environmental matters;

•	marketing of natural gas, NGLs and oil;

•	leasehold or business acquisitions;

•	costs of developing our properties and conducting our gathering and other midstream operations;

•	general economic conditions;

•	credit and capital markets;

•	uncertainty regarding our future operating results; and

•	plans, objectives, expectations and intentions contained in this prospectus that are not historical.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility; inflation, lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas reserves and in projecting future rates of production, cash flow and access to capital; the timing of development expenditures; and the other risks described under “Risk Factors” in this prospectus and in our most recent Annual Report on Form 10-K, which is incorporated by reference herein.

Reserve engineering is a process of estimating underground accumulations of natural gas, NGLs and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously.

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If significant, such revisions could change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of natural gas, and NGLs and oil that are ultimately recovered.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

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SUMMARY

This summary highlights selected information about us but does not include all the information that may be important to you. This prospectus supplement and the accompanying base prospectus include specific terms of the offering and information about our business and financial data. You should read carefully this prospectus supplement, the accompanying base prospectus, including the matters set forth under the caption “Risk Factors,” and the information incorporated by reference in this prospectus supplement before making an investment decision with respect to our common stock. The estimated proved reserve information contained in this prospectus supplement is based on reserve reports relating thereto prepared by the independent petroleum engineers of Netherland, Sewell & Associates, Inc. (“NSAI”).

As used in this prospectus supplement, the “Company,” “we,” “our,” “us” or like terms mean Rice Energy Inc. and its consolidated subsidiaries, unless we state otherwise or the context otherwise requires.

Our Company

We are an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas, oil and NGL properties in the Appalachian Basin. All of our current and planned development is located in what we believe to be the core of both the Marcellus Shale in southwestern Pennsylvania and the Utica Shale in southeastern Ohio. The Marcellus and Utica Shales are two of the most prolific unconventional resource plays in the United States, offering what we believe to be among the highest rate of return wells in North America.

Business Strategies

Our objective is to increase value by identifying and assembling a portfolio of low-risk assets with attractive economic profiles and leveraging our technical and managerial expertise to deliver industry-leading results. We seek to achieve this objective by executing the following strategies:

•	Invest in High-Graded Core Shale Acreage with Low Break-Even Prices. Our acreage acquisition strategy in the Marcellus and Utica Shales has been predicated on our belief that core acreage provides superior production, ultimate recoveries and returns on investment. We leverage our technical expertise and analyze third-party data to be an early entrant into the core of a shale play. We develop an internally generated geologic model and then study publicly available third-party data, including well results and drilling and completion reports, to confirm our geologic model and define the core acreage position of a play. Once we believe that we have identified the core location, we aggressively execute on our acquisition strategy to establish a largely contiguous acreage position. By virtue of this strategy, we eliminate the need for large exploration programs requiring significant time and capital, and instead pursue areas that have been substantially de-risked, or high-graded, by our competitors and that can be developed at low break-even commodity prices.

•

Target and Establish Contiguous Acreage Positions in Prolific Unconventional Resource Plays.     We will seek to continue to expand on our success in targeting and establishing contiguous acreage positions within the core of the Marcellus and Utica Shales. We believe a concentrated acreage position requires fewer wells and inherently less capital to define the geologic properties across the play and allows us to optimize our wellbore economics. Additionally, as a result of optimizing our wellbore design with a limited number of wells, we believe our ability to transition from exploration drilling to development drilling is accomplished with less capital invested than our peers. As of March 31, 2015, we had 89 net producing Marcellus wells (86 wells in the Marcellus Shale and three wells in the Upper Devonian Shale), several of which have tested the outer boundaries of our Marcellus acreage position. Within the Utica Shale, our planned 2015 operations are entirely within a five-mile radius that includes our five gross producing operated Utica wells.

•	Develop Leasehold Positions to Economically Grow Production, Cash Flow and Reserves. We intend to continue to drill and develop our portfolio of 1,233 net drilling locations as of December 31, 2014 with a goal of growing production, cash flow and reserves in an economically-efficient manner. As of March 31, 2015, we had a six-rig drilling program (consisting of four horizontal rigs and two tophole rigs). In executing our development strategy, we intend to leverage our operational control and the expertise of our technical team to deliver attractive production and cash flow growth. As the operator of a substantial majority of our acreage in the Marcellus and Utica Shales, we are able to manage (i) the timing and level of our capital spending, (ii) our exploration and development drilling strategies and (iii) our operating costs. We will seek to optimize our wellbore economics through a meticulous focus on rig efficiency, wellbore accuracy and completion design and execution. We believe that the combination of our operational control and technical expertise will allow us to build on our track record of superior production, cash flow and reserve growth.

•	Maximize Predictability of Rates of Return and Production and Cash Flow Growth. We seek to further maximize the predictability of rates of return and production and cash flow growth by minimizing our exposure to operational and market risks through the following:

•	Enhance Predictability of Production Growth. We seek to leverage our operational expertise and control to deliver consistent, top tier production results. We also seek to develop and operate midstream assets servicing our acreage, including fresh water distribution assets and gas gathering and compression assets. By vertically integrating these services, we are able to align midstream development with exploration and production needs, enhancing our line-of-sight to well completions and turning wells into sale.

•	Maintain Flow Assurance. We enter into long-term firm transportation and firm sales arrangements with third party midstream operators to ensure our access to market. As an early mover among Appalachian Basin producers in securing long-term firm transportation, we believe we have been able to assemble a leading portfolio of contracts in terms of pricing and end markets and have ensured the flow of our anticipated near-term production growth. We actively monitor additional firm transportation opportunities to support our long-term production growth expectations.

•	Minimize Pricing Fluctuations. We administer a disciplined commodity price hedging program with a goal of minimizing the impact of commodity price fluctuations on our cash flow growth. In addition, we manage our firm transportation portfolio with a goal of minimizing the impact of regional basis differentials on sales prices.

Competitive Strengths

We possess a number of competitive strengths that we believe will allow us to successfully execute our business strategies:

•

Large, Contiguous Positions Concentrated in the Core of the Marcellus and Utica Shales.     We own extensive and contiguous acreage positions in the core of two of the premier North American shale plays. As of March 31, 2015, we held approximately 89,000 net acres in the southwestern core of the Marcellus Shale and 57,000 net acres in the southeastern core of the Utica Shale. We believe we were an early identifier of both the

Marcellus Shale core in southwestern Pennsylvania and the Utica Shale core, primarily in Belmont County, Ohio, which allowed us to acquire concentrated acreage positions. Our core position and contiguous acreage in the Marcellus Shale have allowed us to delineate our position as well as produce industry-leading well results, as our wells have some of the highest initial production rates and EURs in the Marcellus Shale. Through a consolidated approach, we are able to increase rig efficiency, turning wells into sales faster, and de-risk our acreage position more efficiently. We have increased our acreage position in the core of the Marcellus Shale primarily through bolt-on leases in the same targeted area, allowing us to acquire acreage that provides additional drilling locations and/or adds horizontal feet to future wells. As of December 31, 2014, we had 1,306.6 Bcfe of proved reserves (49% proved developed and 100% natural gas), representing a 117% increase over the prior year.

•	Top Tier, Consistent Production Results. We have assembled a strong technical staff of shale petroleum engineers and shale geologists that have extensive experience in horizontal drilling, operating multi-rig development programs and using advanced drilling technology. We have been early adopters of new oilfield services and techniques for drilling (including rotary steerable tools) and completions (including reduced-length frac stages). By leveraging its operating proficiency, we have increased our production while reducing development costs on a dollar per foot basis. We have grown our Marcellus Shale average gross daily production from 154 MMcfe/d for the three months ended December 31, 2013 to 440 MMcfe/d for the three months ended March 31, 2015, a 185.7% increase. The following table provides operational data related to our producing Marcellus wells as of March 31, 2015:

Year(s)	Gross Operated Wells Turned Into Sales	Periodic Flow Rates (MMcfe/d)(1)
		Average Lateral Length (Feet)	0-90	91-180	181-360	361-720	D&C ($/Foot)(2)
2010-2011	6	3,281	5.7	6.0	4.4	2.7	$2,341
2012	9	5,731	9.2	10.0	6.8	4.1	1,584
2013	22	6,286	11.2	10.6	7.6	5.9	1,442
2014(3)	41	7,282	10.6	10.0	6.3	N/A	1,235
2015	8	6,225	N/A	N/A	N/A	N/A	1,294

Total	86	6,488	10.2	9.8	6.8	3.8	$1,407

(1)	Based on production data through May 1, 2015.
(2)	D&C costs are shown gross of our working interest’s proportionate share.
(3)	Excludes seven producing wells acquired in our Greene County, Pennsylvania acreage acquisition in August 2014.

•	Multi-Year, Low-Risk Development Drilling Inventory. Our drilling inventory as of December 31, 2014 consisted of 1,233 net drilling locations, with 495, 356 and 382 net drilling locations in the Marcellus Shale, Utica Shale and Upper Devonian Shale, respectively. We believe that we and other operators in the area have substantially delineated and de-risked our contiguous acreage position in the southwestern core of the Marcellus Shale. Additionally, through March 31, 2015, we have drilled and completed 86 Marcellus wells and three Upper Devonian horizontal wells on our Marcellus Shale acreage with a 100% success rate. Based on our Upper Devonian wells and those of other operators in the vicinity of our acreage as well as other geologic data, we estimate that the majority of our Marcellus Shale acreage in Southwestern Pennsylvania is prospective for the slightly shallower Upper Devonian Shale. As of March 31, 2015, we had 28 gross (eight net) Utica wells producing, including five gross (three net) operated wells.

•	Actively Managed Firm Transportation Portfolio and Hedging Program. As of May 1, 2015, our average annual firm transportation contracts and firm sales arrangements are approximately 813,000 MMBtu/d in 2015, 918,000 MMBtu/d in 2016 and 1,011,000 MMBtu/d in 2017. We continue to actively manage our firm transportation and firm sales portfolio to ensure the deliverability of our natural gas to high quality markets, thereby mitigating the effect of basis differentials on development decisions. Furthermore, we maintain an active hedging program designed to mitigate commodity price volatility and to protect our future cash flows, which allows our drilling schedule to remain active in a variety of commodity price environments. As of March 31, 2015, we had entered into NYMEX hedging contracts through December 31, 2017 covering a total of approximately 215 Bcf of our projected natural gas production at a weighted average price of $4.08 per MMBtu. We have also entered into Appalachian fixed price hedging contracts through December 31, 2016 covering a total of approximately 48 Bcf of our projected natural gas production at a weighted average price of $2.72.

•	Our Relationship with Rice Midstream Partners LP. In December 2014, RMP completed an initial public offering of 28,750,000 common units and generated net proceeds of $441.7 million, of which $414.4 million was distributed to Rice Energy. We own and control the general partner of RMP through our non-economic general partner interest, as well as common and subordinated units representing a 50% limited partner interest and all of the incentive distribution rights in RMP. RMP’s objective as a master limited partnership is to increase the quarterly cash distributions that it pays to its unitholders over time while ensuring the ongoing stability of its business. We believe this mutually beneficial relationship enhances RMP’s ability to generate consistent returns on its assets, and provides us with a growing source of cash flow from our interest in RMP and a logical acquirer of any midstream assets we determine that we wish to sell, while retaining control of such assets through our ownership of RMP’s general partner.

•	Financial Strength and Significant Liquidity. As of March 31, 2015, after giving effect to our borrowing base increase described below, our exploration and production liquidity position of $875 million consisted of cash on hand of approximately $339 million and $536 million of availability under our $550 million senior secured revolving credit facility (our “revolving credit facility”). In April 2015, the borrowing base under our revolving credit facility was increased to $650 million. In addition, as of March 31, 2015, our midstream subsidiaries had an aggregate borrowing availability of $733 million, consisting of a $450 million credit facility at RMP (the “RMP Revolving Credit Facility”), which was undrawn as of March 31, 2015, and a $300 million credit facility at Midstream Holdings (the “Midstream Holdings Revolving Credit Facility”), under which there were $17 million of outstanding borrowings as of March 31, 2015. We believe this liquidity, along with our cash flow from operations, is sufficient to execute our current capital program.

Recent Developments

Non-Cash Compensation Expense Related to Offering

The completion of this offering may result in certain distribution thresholds being met with respect to the incentive units in NGP Holdings held by members of our management, which would in turn result in cash distributions by NGP Holdings to its members. As of March 31, 2015, the unrecognized non-cash compensation expense related to the NGP Holdings incentive units is approximately $42.7 million. In the event such distribution thresholds are met, we will recognize a portion of such non-cash compensation expense related to such distributions, which amount could be substantial. We will not make any of such cash distributions in respect of the NGP Holdings incentive units and consequently our liquidity will not be affected by these distributions.

Corporate Information

Our principal executive offices are located at 400 Woodcliff Drive, Canonsburg, Pennsylvania 15317, and our telephone number is (724) 746-6720. Our website is www.riceenergy.com. Information contained on our website (other than the documents listed under “Where You Can Find More Information”) or any other website is not incorporated by reference in, and does not constitute a part of, this prospectus supplement.

The Offering

Common stock offered by the selling stockholder	6,000,000 shares of common stock or 6,900,000 shares of common stock if the underwriters exercise in full their option to purchase additional shares of common stock.

Option to purchase additional shares of common stock	The selling stockholder has granted the underwriters an option to purchase up to an additional 900,000 shares of common stock.

Common stock outstanding after this offering	136,304,292 shares of common stock.

Use of proceeds	We will not receive any of the proceeds from the sale of common stock by the selling stockholder. Please read “Use of Proceeds.”

Dividend policy	We do not anticipate paying any cash dividends on our common stock. In addition, certain of our debt instruments place restrictions on our ability to pay cash dividends. See “Dividend Policy.”

Risk factors	You should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth in this prospectus before deciding to invest in our common stock.

Listing and trading symbol	Our common stock is listed on the NYSE under the symbol “RICE.”

RISK FACTORS

An investment in our common stock involves risks. You should carefully consider all of the information contained under “Risk Factors” beginning on page 5 of the accompanying base prospectus, as well as the information contained under “Where You Can Find More Information,” including our Annual Report on Form 10-K for the year ended December 31, 2014, together with all of the other information included or incorporated by reference in this prospectus. This prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Please read “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described in this prospectus and in the documents incorporated by reference. If any of these risks occur, our business, financial condition or results of operation could be adversely affected.

USE OF PROCEEDS

We will not receive any of the net proceeds from the sale of the common stock by the selling stockholder. We expect to incur approximately $500,000 of expenses in connection with this offering. The selling stockholder will pay all underwriting discounts and commissions in connection with this offering.

PRICE RANGE OF COMMON STOCK

Our common stock began trading on the NYSE under the symbol “RICE” on January 24, 2014. Prior to that, there was no public market for our common stock. The table below sets forth, for the periods indicated, the high and low sales prices per share of our common stock since January 24, 2014.

	Common Stock Price Range
	High	Low
2015
2nd Quarter (through May 11, 2015)	$25.07	$20.94
1st Quarter	$22.13	$16.04

2014
4th Quarter	$30.10	$20.73
3rd Quarter	$30.57	$25.02
2nd Quarter	$34.34	$25.80
1st Quarter(1)	$28.07	$20.78

(1)	For the period from January 24, 2014 through March 31, 2014.

On May 11, 2015, the closing price of our common stock was $24.46 per share. As of May 5, 2015, we had approximately 28 holders of record of our common stock. This number excludes owners for whom common stock may be held in “street” name.

SELLING STOCKHOLDER

The following table sets forth certain information regarding the selling stockholder’s beneficial ownership of our common stock before and after this offering, and the number of shares of common stock to be sold by the selling stockholder in this offering. The percentages of common stock outstanding have been calculated based on 136,304,292 shares of common stock outstanding as of May 5, 2015. Beneficial ownership as shown in the table below has been determined in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

We will bear all costs, fees and expenses incurred in connection with the registration of the offering of common stock by this prospectus. Brokerage commissions and similar selling expenses attributable to the sale of common stock will be borne by the selling stockholder.

The selling stockholder is not a broker-dealer registered under Section 15 of the Exchange Act, or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act.

The information in the table below is based on information provided by or on behalf of the selling stockholder. The number of shares of common stock being offered by the selling stockholder in the table below assumes that the underwriters exercise their option to purchase additional shares of common stock from the selling stockholder in full.

	Shares of Common Stock Beneficially Owned Prior to the Offering(1)		Shares of Common Stock to be Offered	Shares of Common Stock Beneficially Owned After the Offering(1)
Name of Selling Stockholder	Number	Percentage		Number	Percentage
NGP Rice Holdings LLC(2)(3)	20,337,725	14.9%	6,900,000	13,437,725	9.9%

(1)	Based upon an aggregate of 136,304,292 shares outstanding as of May 5, 2015.
(2)	The Company, Rice Holdings, NGP Holdings, Alpha Holdings, and Rice Energy Irrevocable Trust are a party to the Stockholders Agreement with regard to the shares of common stock held by each. Among other things, the Stockholders Agreement requires the parties thereto to take all necessary actions, including voting their shares of common stock, for the election of the nominees designated by such principal stockholders. The Stockholders Agreement will terminate on the earlier of the date on which (i) none of our principal stockholders beneficially own at least 2.5% of our outstanding common stock and (ii) we receive written notice from each principal stockholder requesting the termination of the Stockholders Agreement. The Stockholders Agreement terminates with respect to a particular principal stockholder party thereto when such principal stockholder beneficially owns less than 2.5% of our outstanding common stock.
(3)

NGP Rice Holdings, LLC (“NGP Holdings”) is indirectly owned by Natural Gas Partners IX, L.P. and an affiliate thereof (“NGP IX”) and NGP Natural Resources X, L.P. and an affiliate thereof (“NGP X”). NGP IX and NGP X may be deemed to share voting and dispositive power over the reported securities, and therefore, may also be deemed to be the beneficial owner of these securities. NGP IX and NGP X disclaim beneficial ownership of the reported securities in excess of such entity’s respective pecuniary interest in the securities. G.F.W. Energy IX, L.P. and GFW IX, L.L.C. may be deemed to share voting and dispositive power over the reported securities, and therefore, may also be deemed to be the beneficial owner of these shares by virtue of GFW IX, L.L.C. being the sole general partner of G.F.W. Energy IX, L.P. (which is the sole general partner of NGP IX). G.F.W. Energy X, L.P. and GFW X, L.L.C. may be deemed to share voting and dispositive power over the reported securities, and therefore, may also be deemed to be the beneficial owner of these shares by virtue of GFW X, L.L.C. being the sole general partner of G.F.W. Energy X, L.P. (which is the sole general partner of NGP X). David R. Albin and Kenneth A. Hersh, each an Authorized Member of GFW IX, L.L.C. and GFW X, L.L.C., may also be deemed to share the power to vote, or to direct the vote, and to dispose, or to direct the disposition, of the securities owned by NGP Holdings. Mr. Hersh and Mr. Albin disclaim beneficial ownership of the securities, except to the extent of their respective pecuniary interest therein. Neither Mr. Hersh nor Mr. Albin owns directly any such securities. GFW IX, L.L.C. and GFW X, L.L.C. have delegated full power and authority to manage NGP IX and NGP X, respectively to NGP Energy Capital Management, L.L.C. and accordingly, NGP Energy Capital Management, L.L.C. may be deemed to share voting and dispositive power over these securities and therefore may also be deemed to be the beneficial owner of these securities.

DIVIDEND POLICY

We do not anticipate declaring or paying any cash dividends to holders of our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the growth of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon then-existing conditions, including our results of operations, financial condition, capital requirements, investment opportunities, statutory restrictions on our ability to pay dividends and other factors our board of directors may deem relevant. In addition, certain of our debt instruments place restrictions on our ability to pay cash dividends.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below), that holds our common stock as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former citizens or long-term residents of the United States; and

•	persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock by such partnership.

Distributions

As described in the section entitled “Dividend Policy,” we do not plan to make any distributions on our common stock for the foreseeable future. However, if we do make distributions of cash or other property on our common stock, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See “—Gain on Disposition of Common Stock.” Any distribution made to a non-U.S. holder on our common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a non-U.S. corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items).

Gain on Disposition of Common Stock

Subject to the discussion below under “—Additional Withholding Requirements under FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•	the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	our common stock constitutes a U.S. real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items) which will include such gain.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Because of the oil and natural gas properties and other real property assets we own, we believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder that actually or constructively owns or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of our common stock will be taxable on gain recognized on the disposition of our common stock as a result of our status as a USRPHC. If our common stock ceases to be regularly traded on an established securities market, all non-U.S. holders generally will be subject to U.S. federal income tax on any taxable disposition of our common stock that occurs after the close of the calendar year in which our common stock ceases to be traded (without regard to the percentage ownership held), and a 10% withholding tax will apply to the gross proceeds from such disposition of our common stock by such non-U.S. holders.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the holder is not a United

States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our common stock and on the gross proceeds from a disposition of our common stock (if such disposition occurs after December 31, 2016), in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification (generally on an IRS Form W-8BEN-E) identifying the direct and indirect substantial United States owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

The rules under FATCA are new and complex. You are encouraged to consult with your own tax advisor regarding the implications of FATCA on an investment in our common stock.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

UNDERWRITING

The company, the selling stockholder and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

Underwriters	Number of Shares
Goldman, Sachs & Co.	3,000,000
Citigroup Global Markets Inc.	3,000,000

Total	6,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 900,000 shares from the selling stockholder to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholder. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 900,000 additional shares.

Paid by the Selling Stockholder

	No Exercise	Full Exercise
Per Share	$0.21	$0.21
Total	$1,260,000	$1,449,000

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.10 per share from the initial public offering price. After the initial offering of the shares, the underwriters may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The company and the selling stockholder and other parties have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 60 days after the date of this prospectus, except with the prior written consent of the underwriters. This agreement does not apply to any existing employee benefit plans.

In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

The company may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by the company or borrowed from the company or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the company in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

The company and the selling stockholder estimate that the total expenses of the offering to be borne by the company, including those of the selling stockholder and excluding underwriting discounts and commissions, will be approximately $500,000.

The company and the selling stockholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Each of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. In addition, affiliates of each of the underwriters are lenders under our credit facility and/or holders of our notes. Each of the underwriters or their affiliates were also underwriters in connection with our initial public offering and were initial purchasers in our notes offering and received customary fees and reimbursement of expenses.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters will be passed upon for the underwriters by Kirkland & Ellis LLP, Houston, Texas. Certain legal matters will be passed upon for the selling stockholder by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of Rice Energy Inc. appearing in Rice Energy Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Alpha Shale Resources, LP appearing in Rice Energy Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Estimates of our oil and natural gas reserves, related future net cash flows and the present values thereof related to our properties as of December 31, 2014 incorporated in this prospectus by reference from Rice Energy Inc.’s Annual Report on Form 10-K, were based upon reserve reports prepared by independent petroleum engineers, Netherland, Sewell and Associates, Inc. We have incorporated these estimates by reference upon the authority of such firm as an expert in such matters.

Estimates of oil and natural gas reserves, related future net cash flows and the present values thereof related to the properties of Alpha Shale Resources, LP as of December 31, 2013 and 2012 incorporated in this prospectus by reference from Rice Energy Inc.’s Annual Report on Form 10-K, were based upon reserve reports prepared by independent petroleum engineers, Netherland, Sewell and Associates, Inc. We have incorporated these estimates by reference upon the authority of such firm as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information that we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus or any supplement thereto is accurate as of any date other than the respective dates of those documents.

We incorporate by reference the documents listed below, any documents we may file pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of the filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information furnished and not filed with the SEC, from the date of this prospectus until the termination of each offering under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

•	our Current Report on Form 8-K or 8-K/A filed on February 12, 2015, March 12, 2015, March 23, 2015, March 26, 2015, April 14, 2015 and May 1, 2015; and

•	the description of our common stock contained in our Form 8-A filed on January 23, 2014, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

You may request a copy of any document incorporated by reference in this prospectus, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Rice Energy Inc.

400 Woodcliff Drive

Canonsburg, Pennsylvania 15317

Phone: (724) 746-6720

PROSPECTUS

Rice Energy Inc.

60,438,648 Shares of Common Stock

The securities to be offered and sold using this prospectus are currently issued and outstanding shares of our common stock. These shares of common stock may be offered and sold by the selling stockholders named in this prospectus or in any supplement to this prospectus from time to time in accordance with the provisions set forth under “Plan of Distribution.”

The selling stockholders may sell the shares of common stock offered by this prospectus from time to time on any exchange on which the shares of common stock are listed on terms to be negotiated with buyers. They may also sell the shares of common stock in private sales or through dealers or agents. The selling stockholders may sell the shares of common stock at prevailing market prices or at prices negotiated with buyers. The selling stockholders will be responsible for any commissions due to brokers, dealers or agents. We will be responsible for all other offering expenses. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock offered by this prospectus.

Our common stock is traded on the New York Stock Exchange under the symbol “RICE.”

Our principal executive offices are located at 400 Woodcliff Drive, Canonsburg, Pennsylvania 15317, and our telephone number at that address is (724) 746-6720.

You should read carefully this prospectus, the documents incorporated by reference in this prospectus and any prospectus supplement before you invest. See “Risk Factors” beginning on page 5 of this prospectus for information on certain risks related to the purchase of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 12, 2015.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized any dealer, salesperson or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling stockholders named in this prospectus or any supplement to this prospectus may, from time to time, offer and sell the common stock described in this prospectus in one or more offerings. This prospectus generally describes Rice Energy Inc. and the common stock that our selling stockholders may offer. Each time securities are offered by means of this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add or update in the prospectus supplement (and in any related free writing prospectus that we may authorize to be provided to you) any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” before buying any of the securities being offered.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

ABOUT RICE ENERGY INC.

We are an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties in the Appalachian Basin. We are focused on creating shareholder value by identifying and assembling a portfolio of low-risk assets with attractive economic profiles and leveraging our technical and managerial expertise to deliver industry-leading results. We strive to be an early entrant into the core of a shale play by identifying what we believe to be the core of the play and aggressively executing our acquisition strategy to establish a largely contiguous acreage position.

Our principal executive offices are located at 400 Woodcliff Drive, Canonsburg, Pennsylvania 15317, and our telephone number at that address is (724) 746-6720. Our website address is http://www.riceenergy.com. The information on our website is not part of this prospectus.

As used in this prospectus, the “Company,” “we,” “our,” “us” or like terms mean Rice Energy Inc. and its consolidated subsidiaries unless we state otherwise or the context otherwise requires.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information that we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus or any supplement thereto is accurate as of any date other than the respective dates of those documents.

We incorporate by reference the documents listed below, any documents we may file pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of the filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information furnished and not filed with the SEC, from the date of this prospectus until the termination of each offering under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014;

•	our Current Reports on Form 8-K filed on January 29, 2014, February 4, 2014, February 14, 2014, April 11, 2014, April 21, 2014, April 29, 2014, August 7, 2014, August 11, 2014, August 19, 2014, October 22, 2014, November 12, 2014, December 9, 2014, December 23, 2014 and February 12, 2015; and

•	the description of our common stock contained in our Form 8-A filed on January 23, 2014, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

You may request a copy of any document incorporated by reference in this prospectus, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Rice Energy Inc.

400 Woodcliff Drive

Canonsburg, Pennsylvania 15317

Phone: (724) 746-6720

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy documents filed by us with the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s website at http://www.sec.gov.

Our common stock is listed and traded on The New York Stock Exchange (the “NYSE”). Our reports, proxy statements and other information filed with the SEC can also be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.

We also make available free of charge on our website at http://www.riceenergy.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus.

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s Public Reference Room or through its Internet website.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and income/losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus and the documents incorporated by reference herein, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the headings “Risk Factors” included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, all of which are incorporated by reference in this prospectus, and any risk factors included in an applicable prospectus supplement. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.

Forward-looking statements may include statements about our:

•	business strategy;

•	reserves;

•	financial strategy, liquidity and capital required for our development program;

•	realized natural gas, NGL and oil prices;

•	timing and amount of future production of natural gas, natural gas liquids (“NGLs”) and oil;

•	hedging strategy and results;

•	future drilling plans;

•	competition and government regulations;

•	pending legal or environmental matters;

•	marketing of natural gas, NGLs and oil;

•	leasehold or business acquisitions;

•	costs of developing our properties and conducting our gathering and other midstream operations;

•	general economic conditions;

•	credit markets;

•	uncertainty regarding our future operating results; and

•	plans, objectives, expectations and intentions contained in this prospectus that are not historical.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility; inflation, lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas reserves and in projecting future rates of production, cash flow and access to capital; the timing of development expenditures; and the other risks described under “Risk Factors” in this prospectus and in our most recent Annual Report on Form 10-K, which is incorporated by reference herein.

Reserve engineering is a process of estimating underground accumulations of natural gas, NGLs and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously.

If significant, such revisions could change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of natural gas, and NGLs and oil that are ultimately recovered.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

RISK FACTORS

An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. Please read “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered under this prospectus. Any proceeds from the sale of common stock under this prospectus will be received by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

As of February 9, 2015, our authorized capital stock consisted of 700,000,000 shares. Those shares consisted of 50,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding, and 650,000,000 shares of common stock, par value $0.01 per share, of which 136,297,909 shares were outstanding. The following summary of the capital stock and amended and restated certificate of incorporation and amended and restated bylaws of Rice Energy Inc. does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Except as provided by law or in a preferred stock designation, holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, will have the exclusive right to vote for the election of directors and do not have cumulative voting rights. Except as otherwise required by law, holders of common stock, are not entitled to vote on any amendment to the amended and restated certificate of incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the amended and restated certificate of incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the Delaware General Corporation Law (the “DGCL”). Subject to prior rights and preferences that may be applicable to any outstanding shares or series of preferred stock, holders of common stock are entitled to receive ratably in proportion to the shares of common stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock that will be issued under this prospectus will be fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets in proportion to the shares of common stock held by them that are remaining after payment or provision for payment of all of our debts and obligations and after distribution in full of preferential amounts to be distributed to holders of outstanding shares of preferred stock, if any.

Warrants

On August 15, 2011, we issued warrants to certain of the broker-dealers involved in our private placement of convertible notes. Two separate classes of warrants were issued (normal and bonus), the sole difference being the exercise price per share. Through February 9, 2015, warrants have been exercised in exchange for 686,006 shares of Rice Energy Inc. common stock.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 50,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

Section 203 of the DGCL prohibits a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or after such time, the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

We are not subject to the provisions of Section 203 of the DGCL.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•	establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our amended and restated bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

•	provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series;

•	provide our certificate of incorporation and bylaws may be amended by the affirmative vote of the holders of at least two-thirds of our then outstanding common stock; and

•	provide that special meetings of our stockholders may only be called by the board of directors, the chief executive officer or the chairman of the board;

•	provide for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors which may be elected by holders of preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors;

•	provide that we renounce any interest in the business opportunities of the Sponsors or any of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than our directors that are presented business opportunities in their capacity as our directors) and that they have no obligation to offer us those investments or opportunities; and

•	provide that our bylaws can be amended or repealed at any regular or special meeting of stockholders or by the board of directors, including the requirement that any amendment by the stockholders at a meeting, at any time after the Sponsors and their respective affiliates no longer collectively own more than 50% of the outstanding shares of our common stock, be upon the affirmative vote of at least 66 2/3% of the shares of common stock generally entitled to vote in the election of directors.

Forum Selection

Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;

•	any action asserting a claim against us arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our bylaws; or

•	any action asserting a claim against us that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this forum selection provision. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable.

Limitation of Liability and Indemnification Matters

Our amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our amended and restated certificate of incorporation and amended and restated bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We have entered into indemnification agreements with each of our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our amended and restated certificate of incorporation and the indemnification agreements facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is listed on the NYSE under the symbol “RICE.”

SELLING STOCKHOLDERS

This prospectus covers the offering of up to 60,438,648 shares of our common stock by the selling stockholders identified below. The selling stockholders listed below may from time to time offer and sell pursuant to this prospectus all 60,438,648 shares of our common stock. We are registering these 60,438,648 shares of our common stock for sale by the selling stockholders named below pursuant to a registration rights agreement, dated January 29, 2014, between us, such selling stockholders and certain other stockholders, which we entered into in connection with our initial public offering (“IPO”). Pursuant to such registration rights agreement, we will pay all expenses relating to the registration and offering of these shares, except that the selling stockholders will pay any underwriting discounts or commissions. However, we will not receive any of the proceeds from the sales of common stock by the selling stockholders. The term “selling stockholders” includes the stockholders listed in the table below and their transferees, pledgees, donees, assignees or other successors.

Except as set forth in, or incorporated by reference into, this prospectus or in any prospectus supplement, none of the selling stockholders has held any position or office with, been employed by, or otherwise has had a material relationship with us or any of our affiliates during the three years prior to the date of this prospectus. For additional information regarding relationships between us and the selling stockholders, see “Certain Relationships and Related Party Transactions and Director Independence” in our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

No offer or sale under this prospectus may be made by a stockholder unless that holder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective. We may supplement or amend this prospectus to include additional selling stockholders.

The following table sets forth information relating to the selling stockholders as of February 9, 2015, based on information supplied to us by the selling stockholders on or prior to that date. We have not sought to verify such information. The selling stockholders may hold or acquire at any time shares of our common stock in addition to the shares offered by this prospectus and may have acquired additional shares of our common stock since the date on which the information reflected herein was provided to us. Additionally, the selling stockholders may have sold or transferred some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act since such date. Other information about the selling stockholders may also change over time. The following table sets forth the maximum number of shares of our common stock that may be sold by the selling stockholders identified below. Because the selling stockholders may offer all or some of their shares of our common stock from time to time, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon the termination of any particular offering by such selling stockholders. The selling stockholders are not obligated to sell any of the shares of common stock offered by this prospectus. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. The selling stockholders may also offer and sell less than the number of shares of common stock indicated. The selling stockholders are not making any representation that any shares of common stock covered by this prospectus will or will not be offered for sale.

	Shares of Common Stock Beneficially Owned Prior to the Offering (1)		Shares of Common Stock That May Be Offered	Shares of Common Stock Beneficially Owned After the Offering (1)(2)
Name of Selling Stockholder	Number	Percentage		Number	Percentage
Rice Energy Irrevocable Trust (3)(4)	19,800,000	14.5%	19,800,000	0	0.0%
Rice Energy Holdings LLC (3)(5)	20,300,923	14.9	20,300,923	0	0.0
NGP Rice Holdings, LLC(3)(6)	20,337,725	14.9	20,337,725	0	0.0

(1)	Based upon an aggregate of 136,297,909 shares outstanding as of February 9, 2015.

(2)	Assumes that the selling stockholders dispose of all the shares of common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.
(3)	The Company, Rice Holdings, NGP Holdings, Alpha, and the Rice Energy Irrevocable Trust are a party to the Stockholders Agreement with regard to the shares of common stock held by each. Among other things, the Stockholders Agreement requires the parties thereto to take all necessary actions, including voting their shares of common stock, for the election of the nominees designated by such principal stockholders. The Stockholders Agreement will terminate on the earlier of the date on which (i) none of our principal stockholders beneficially own at least 2.5% of our outstanding common stock and (ii) we receive written notice from each principal stockholder requesting the termination of the Stockholders Agreement. The Stockholders Agreement terminates with respect to a particular principal stockholder party thereto when such principal stockholder beneficially owns less than 2.5% of our outstanding common stock.
(4)	Rice Energy Irrevocable Trust’s shares are held in a trust for the benefit of Daniel J. Rice III’s children and descendants. Mr. Jay D. Rosenbaum and Ms. Kathleen L. Peto are co-trustees of the Rice Energy Irrevocable Trust. Ms. Kathleen L. Peto is the spouse of Mr. Daniel J. Rice III. By virtue of his relationship with Rice Energy Irrevocable Trust, Daniel J. Rice III is deemed to have an indirect beneficial interest in the shares of common stock held by Rice Energy Irrevocable Trust. Daniel J. Rice III disclaims beneficial ownership of these securities. Daniel J. Rice III directly owns 2,556,844 shares of our common stock.
(5)	Rice Energy Holdings LLC is controlled by a board of managers consisting of Daniel J. Rice IV, Toby Z. Rice and Daniel J. Rice III.
(6)	NGP Rice Holdings, LLC (“NGP Holdings”) is indirectly owned by Natural Gas Partners IX, L.P. and an affiliate thereof (“NGP IX”) and NGP Natural Resources X, L.P. and an affiliate thereof (“NGP X”). NGP IX and NGP X may be deemed to share voting and dispositive power over the reported securities, and therefore, may also be deemed to be the beneficial owner of these securities. NGP IX and NGP X disclaim beneficial ownership of the reported securities in excess of such entity’s respective pecuniary interest in the securities. G.F.W. Energy IX, L.P. and GFW IX, L.L.C. may be deemed to share voting and dispositive power over the reported securities, and therefore, may also be deemed to be the beneficial owner of these shares by virtue of GFW IX, L.L.C. being the sole general partner of G.F.W. Energy IX, L.P. (which is the sole general partner of NGP IX). G.F.W. Energy X, L.P. and GFW X, L.L.C. may be deemed to share voting and dispositive power over the reported securities, and therefore, may also be deemed to be the beneficial owner of these shares by virtue of GFW X, L.L.C. being the sole general partner of G.F.W. Energy X, L.P. (which is the sole general partner of NGP X). David R. Albin and Kenneth A. Hersh, each an Authorized Member of GFW IX, L.L.C. and GFW X, L.L.C., may also be deemed to share the power to vote, or to direct the vote, and to dispose, or to direct the disposition, of the securities owned by NGP Holdings. Mr. Hersh and Mr. Albin disclaim beneficial ownership of the securities, except to the extent of their respective pecuniary interest therein. Neither Mr. Hersh nor Mr. Albin owns directly any such securities. GFW IX, L.L.C. and GFW X, L.L.C. have delegated full power and authority to manage NGP IX and NGP X, respectively to NGP Energy Capital Management, L.L.C. and accordingly, NGP Energy Capital Management, L.L.C. may be deemed to share voting and dispositive power over these securities and therefore may also be deemed to be the beneficial owner of these securities.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling stockholders as to any plan of distribution. The selling stockholders may choose not to sell any of their shares of common stock. Distributions of the shares of common stock by the selling stockholders, or by their partners, pledgees, donees, transferees or other successors in interest, may from time to time be offered for sale either directly by such selling stockholders or other person, or through underwriters, dealers or agents or on any exchange on which the common stock may from time to time be traded, in the over-the-counter market, in independently negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The methods by which the common stock may be sold include:

•	underwritten transactions;

•	privately negotiated transactions;

•	exchange distributions and/or secondary distributions;

•	sales in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such common stock at a stipulated price per share of common stock;

•	a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	short sales;

•	a public auction;

•	an offering at other than a fixed price on or through the facilities of any stock exchange on which the common stock is listed or to or through a market maker other than on that stock exchange;

•	through the writing of options on the shares of common stock, whether or not the options are listed on an options exchange;

•	through the distributions of the common stock by any selling stockholder to its partners, members or stockholders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also directly make offers to sell some or all of the shares of common stock included in this prospectus to, or solicit offers to purchase such shares of common stock from, purchasers from time to time. If required, the prospectus supplement related to any such offering by the selling stockholders will set forth the terms of such offering.

The selling stockholders may effect such transactions by selling the shares of common stock to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts or commissions from the selling stockholders and may receive commissions from the purchasers of the common stock for whom they may act as agent. The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the shares of common stock for sale under the Securities Act and to indemnify the selling stockholders and each person who participates as an underwriter in the offering of the shares against certain civil liabilities, including certain liabilities under the Securities Act.

We will pay the costs and expenses of the registration and offering of the shares of common stock offered hereby. We will not pay any underwriting fees, discounts and selling commissions allocable to the selling stockholders’ sale of common stock, which will be paid by the selling stockholders. Broker-dealers may act as agent or may purchase shares of common stock as principal and thereafter resell the common stock from time to time:

•	in or through one or more transactions (which may involve crosses and block transactions) or distributions;

•	on the NYSE;

•	in the over-the-counter market; or

•	in private transactions.

Broker-dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the shares of common stock for whom they may act as agents. If any broker-dealer purchases the shares of common stock as principal, it may effect resales of the shares of common stock from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of shares of common stock for whom they may act as agents.

In connection with sales of the shares of common stock under this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The selling stockholders also may sell shares of common stock short and deliver them to close out the short positions or loan or pledge the shares of common stock to broker-dealers that in turn may sell them.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares of common stock owned by them. The pledgees, secured parties or persons to whom the shares of common stock have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder’s shares of common stock offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s shares of common stock will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares of common stock short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares of common stock offered under this prospectus may be used to cover short sales.

The selling stockholders may sell the shares of common stock they hold using a public auction process in which the public offering price and the allocation of the common stock will be determined through an auction conducted by an auction agent. The auction process may involve a modified “Dutch auction” mechanic in which the auction agent (and potentially other brokers) will receive and accept bids from bidders at either a minimum bid price or at price increments in excess of the minimum bid price. The auction agent and any such other brokers may be the underwriters of the offering or their affiliates. After the auction closes and those bids become irrevocable, the auction agent will determine the clearing price for the sale of the shares of common stock offered in the auction, and subject to agreement between the selling stockholders and the underwriter or underwriters to proceed with the offering, the shares of common stock will be allocated to winning bidders by the underwriter or underwriters. If the selling stockholders use a public auction process to sell the shares of common stock, a more detailed description of the procedures to be used in connection with any such auction will be set forth in a pricing supplement to this prospectus.

The selling stockholders or their respective underwriters, broker-dealers, or agents may make sales of the common stock that are deemed to be an at-the-market offering as defined in Securities Act Rule 415, which includes sales of such shares of common stock made directly on or through the NYSE, the existing trading market for the common stock, or in the over-the-counter market or otherwise.

The selling stockholders and any underwriters, broker-dealers or agents who participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. To the extent any of the selling stockholders are broker-dealers, they are, according to SEC interpretation, “underwriters” within the meaning of the Securities Act. Underwriters are subject to the prospectus delivery requirements under the Securities Act. If the selling stockholders are deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities under the Securities Act and the Exchange Act.

To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in one or more prospectus supplements. In that event, the discounts and commissions the selling stockholders will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the common stock may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses. We may indemnify underwriters, brokers, dealers and agents against specific liabilities, including liabilities under the Securities Act.

In addition, the selling stockholders may sell shares of common stock in compliance with Rule 144, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus.

The selling stockholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares of common stock in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

The aggregate maximum compensation the underwriters will receive in connection with the sale of any common stock under this prospectus and the registration statement of which it forms a part will not exceed 10% of the gross proceeds from the sale.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the shares of common stock in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings under this shelf registration statement and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the common stock at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may overallot in connection with offerings, creating a short position in the common stock for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the common stock, the underwriters, brokers or dealers may place bids for the common stock or effect purchases of the common stock in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the common stock in offerings may be reclaimed by the syndicate if the syndicate repurchases the previously distributed shares of common stock in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the common stock, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

These transactions may be effected on or through the NYSE, the existing trading market for the common stock, or in the over-the-counter market or otherwise.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

The consolidated financial statements of Rice Energy Inc. as of December 31, 2013 and 2012 and for each of the years then ended, incorporated in this prospectus by reference from Rice Energy Inc.’s Current Report on Form 8-K dated August 11, 2014, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Countrywide Energy Services, LLC as of and for the periods ended December 31, 2012 and 2013 have been incorporated by reference from Rice Energy Inc.’s Annual Report on Form 10-K, in reliance upon the report of Grossman Yanak & Ford LLP, independent auditors, which is incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Alpha Shale Resources, LP as of December 31, 2013 and 2012 and for each of the years then ended, incorporated in this prospectus by reference from Rice Energy Inc.’s Annual Report on Form 10-K, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Alpha Shale Resources, LP as of December 31, 2011 and for the year ended December 31, 2011, incorporated in this prospectus by reference from Rice Energy Inc.’s Annual Report on Form 10-K, have been audited by Schneider Downs & Co., Inc., independent auditors, as set forth in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Estimates of our oil and natural gas reserves, related future net cash flows and the present values thereof related to our properties as of December 31, 2012 and 2013 incorporated in this prospectus by reference from Rice Energy Inc.’s Annual Report on Form 10-K, were based upon reserve reports prepared by independent petroleum engineers, Netherland, Sewell and Associates, Inc. We have incorporated these estimates by reference upon the authority of such firm as an expert in such matters.

Estimates of oil and natural gas reserves, related future net cash flows and the present values thereof related to the properties of Alpha Shale Resources, LP as of December 31, 2012 and 2013 incorporated in this prospectus by reference from Rice Energy Inc.’s Annual Report on Form 10-K, were based upon reserve reports prepared by independent petroleum engineers, Netherland, Sewell and Associates, Inc. We have incorporated these estimates by reference upon the authority of such firm as an expert in such matters.

6,000,000 Shares

Rice Energy Inc.

Common Stock

Prospectus Supplement

May 12, 2015

Goldman, Sachs & Co.

Citigroup